FINAL TRANSCRIPT

Thomson StreetEvents℠

RATE - Q4 2005 Bankrate, Inc. Earnings Conference Call

Event Date/Time: Feb. 14. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Bruce Zanca
Bankrate, Inc. - SVP of Comm. & Mktg.

Tom Evans
Bankrate, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

Yousef Squali
Jefferies & Co. - Analyst

Parham Ghorban
Roth Capital Partners - Analyst

Mark May
Needham & Co. - Analyst

Colin Gillis
Canaccord Adams - Analyst

Gary Shanaro
JPMorgan - Analyst

Chad Turner
Trazlite & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2005 Bankrate Inc. earnings conference call. My name is Candace and I'll be your coordinator for today. At the time all participants are listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today's conference, Senior Vice President of Communications and Marketing, Mr. Bruce Zanca. Please proceed, sir.

Bruce Zanca - *Bankrate, Inc. - SVP of Comm. & Mktg.*

Good morning, everybody, and thank you for joining us on this conference call to report Bankrate's fourth-quarter 2005 and year-end financial results. I'm Bruce Zanca. With me here in our New York office is the Company's President and Chief Executive Officer, Tom Evans. Let me take a minute to go over the format of the call today. First Tom will give us results on color on both the quarter and our full year and then we'll review our financial performance. And then of course afterwards we'll have plenty of time to answer any questions that you might have.

Before we begin I need to take care of the legal prerequisites. Our lawyers have asked me to remind you that some of the statements made in this conference call, including those regarding the Company's future prospects and revenue growth, its ability to continue to reduce costs and successfully implement strategic initiatives, constitute forward-looking statements within the meanings of the Securities Act of 1933 as amended and the Securities Exchange Act of 1934, as amended. The Company intends that these forward-looking statements may be subject to Safe Harbor created under the securities law.

These forward-looking statements reflect our current views with respect to future events and financial performance, but are subject to uncertainties and factors relating to the Company's operations and business environment which may cause the Company's actual results to be materially different from any future results. We encourage you to read the section entitled "risk

factors" in our annual report and on form 10-K in our subsequent filings with the SEC. So with that being taken care of, let me introduce you to our President and CEO, Tom Evans. Tom?

Tom Evans - *Bankrate, Inc. - President & CEO*

Thanks for joining us, folks, and we have an awful lot to cover today. Since I'm sure most of the focus is going to be on 2006 and how the integration of the two acquisitions we made on December 1st are progressing, first let me comment on why our CFO, Bob DeFranco, is not with us. Bob has had a medical problem in the past week or so. I'm happy to report that he's out of the hospital, is doing well and is expected to be back at work full time soon. So we're sorry that he can't be with us here but we wish him well.

I hope you've seen the press release we put out this morning before the market opened. We also filed the 8-K covering the historical financials for the two acquisitions we made in December at the end of last year. So first, while moving pretty quickly through this I did want to review 2005, what we said we'd do and what we actually accomplished.

You'll remember that last year we laid out our five strategic initiatives and said that we would focus our efforts on execution. We also said at that time that if we do so we thought we'd see steady improvement during the year. We also said that we believe that if things went according to plan 2006 would be the breakout year for Bankrate. While not being cocky, I can tell you that we are more confident in this than ever.

First, we nailed all five objectives. We completed our website redesign, added new vertical co-brands, overhauled our sales organization, increased lead aggregator revenue and converted our rate tables to a cost-per-click model. Each of those items was accomplished in 2005 pretty much on schedule and as planned.

Some of the highlights of the year included -- revenue grew every quarter sequentially even in the fourth quarter which is typically our softest quarter traffic wise. Income grew in the first three quarters and would have in Q4 as well if not for the added expenses related to the acquisition. We raised guidance twice during the year; operating margins improved during the year and went from 21% in 2004 to 30% for 2005. And we've created a business that in Q4 and early 2006 we believe proves the elasticity of the Bankrate model.

We've seen a decline in mortgage volume as interest rates have risen, but a large increase in deposit volume. We believe we've shifted from a mortgage dependent model to a balanced business model. And the implementation of cost-per-click has allowed us to take advantage of that trend. We'll come back to that in a moment.

Those of you who have listened to our calls before know that we believe that businesses that relay on paid traffic models are a looming disaster. So I'm pleased to tell you that our story keeps getting better. In the fourth quarter 91% of our traffic came to us free -- 79% directly to Bankrate, 12% came through our co-brand partners and only 9% came through paid search. That 91% organic unpaid traffic is our highest level ever.

We were very pleased with the year and feel we have a lot of momentum going into 2006. So now filling in for Bob, I'll go through the financials for the quarter and full year 2005. As you know, we closed our acquisition of MMIS/Interest.com and FastFind on December 1, 2005. We think the most helpful way to walk you through our financial results is to present our Q4 and full-year 2005 numbers in two ways -- first we'll give you details on Bankrate on a pro forma basis without including the two newly acquired companies. Then we'll present the Q4 and full-year financials including the December combined results for Bankrate, FastFind and MMIS/Interest.com.

So on a pro forma basis Bankrate's results for the quarter ended December 31, 2005, without the other two companies, was slightly above the guidance ranges we provided in our last conference call. As you may remember, on our Q3 '05 earnings call we walked through our 2005 guidance at the time we guided to revenue for the year being in the range of $47 to $47.5 million

and pretax income to be in the range of $14.5 to $15 million. We expected pretax earnings per share for the full year to be between $0.85 and $0.88 on a fully diluted basis. And I'd like to remind you that the aforementioned October 27th guidance increase did not contemplate revenue or expenses from the two acquisitions. I'm happy to report that our results were slightly above the anticipated guidance.

On a pro forma basis for Bankrate alone total revenue reported for the fourth quarter of 12.5 million was 3.1 million or 33% better than the $9.4 million reported in Q4 2004 and exceeded the third quarter to become the highest total revenue quarter in the Company's history. For the full year 2005 on a pro forma basis for Bankrate alone total revenue of 47.6 million was up $8.4 million or 21% over the $39.2 million in 2004. Graphic ad revenue of $25 million was up $8.6 million or 53% over the $16.4 million reported for 2004.

We sold more of our available ad impressions in 2005 while increasing CPMs over the course of the year. Our sales group has done an outstanding job of extracting a greater value from our advertisers. Over the course of the full year we saw a 50% increase in the blended CPMs we charge our advertisers. Graphic ad revenue in Q4 '05 was $6.4 million compared to $4.2 million in Q4 2004 and $2.2 million or a 52% increase resulting from higher CPMs in that quarter and 2% in additional page views versus Q4 '04. Page views in Q4 '05 were $93.3 million versus $91.3 million in the same quarter in '04 and were $14.5 million or 13% lower than the $107.8 million in Q3 of '05.

Remember, the fourth quarter with the Thanksgiving, Christmas and New Year holidays is historically a weaker period in our year. For the full year of 2005 we generated 426 million page views, 33 million or 8% more than in 2004. Again, on a pro forma basis on Bankrate only, hyperlink revenue in Q4 '05 of $4.3 million was up about $1.1 million or 35% from Q4 last year, slightly above the 30% lift we predicted we'd see when we announced the conversion to cost-per-click pricing. You might remember when we first announced CPC we suggested a 20% lift in Q4, and then after watching it in early October raised that to 30%. So the 35% was slightly above those expectations.

Our new cost-per-click hyperlink program, which was launched October 1st, has performed particularly well. We added 76 new hyperlink advertisers in Q4 of 2005 compared to only 20% in the prior quarter. And for the full year 2005 hyperlink revenue was $15.6 million, up 8% versus the $14.5 in full year 2004.

Bankrate's print, publishing and licensing revenue on a pro forma basis was $1.3 million for Q4 '05, up 4% from the same quarter last year. The increase was due to the addition of new newspapers including several from advanced publications and the Denver Post and Rocky Mountain News. For the full year 2005 Bankrate's print publishing and licensing revenue of $4.8 million was down 10% compared to 2004. On a pro forma basis net income for Bankrate pre acquisitions for Q4 2005 was $2.7 million or $0.16 per diluted share and above the original consensus guidance of $0.15 per diluted share for the quarter.

In Q4 '04 net income was $2.1 million or $0.13 per diluted share with no income tax provision. Income before taxes of $4.2 million was $2.1 million or 104% better than the $2.1 million reported in Q4 '04 and was $103,000 or just 2% lower than the $4.3 million reported in Q3 '05. The income tax provision for the quarter was 1.5 million and represents the non-cash utilization of a portion of our net operating loss carry forward. On a go forward basis we will be accruing for taxes at a slightly higher rate than before. In 2006 the new rate will be 39.7% and that change is primarily due to our increased physical presence in states with higher tax rates than Florida, specifically due to the acquisitions in Illinois and California. As previously stated we expect our NOL to run through the third quarter of 2006.

Full-year net income, but the tax provision was $9.8 million or $0.58 per diluted share compared to $9.4 million or $0.59 per diluted share for the same period 2004 without onetime items and gains. And remember, there was no income tax provision in 2004 so it's really not an apples-to-apples. Income before taxes of $15.6 million was $7 million or 82% better than the $8.6 million reported in the same period in 2004. Our gross margin for Q4 '05 was 75% compared to 74% in 2004 and our operating margin was 31% compared to 22% in Q4 of '04.

Excluding barter expense, other expenses for Q4 '05 of $5 million were about $755,000 or 15% higher than the comparable $4.2 million in Q4 of 2004. Sales expenses were up slightly following an increase in revenue, legal fees and accounting fees were up as well as the management incentive plan accruals, but we continue to work to improve our operating efficiencies. Excluding barter operating expenses as a percent of revenue dropped from 54% in 2004 to 45% in 2005. I'll also remind you that as promised we're reduced barter every quarter for the past six quarters. Those barter contracts have now expired and in 2006 we will no longer be running any barter on Bankrate.

We generated over $15.6 million in cash from the operations of Bankrate in 2005 compared to $7 million in 2004. As you know, we made the two acquisitions as cash purchases in December, FastFind and Interest.com were acquired for $10 million and $30 million respectively. We continue to generate cash and have sufficient cash on hand to operate our business for the foreseeable future. Even after the acquisition's legal accounting commissions and stock expenses, we ended the quarter with over $3.8 million in cash and generated on a combined basis $14.9 million in cash for 2005.

So quickly I'd like to present the 2005 financials for the consolidated Bankrate that you've seen in the press release. Those numbers include the acquisitions of FastFind and Interest.com so the numbers reflect one month of operations for both the acquisitions. For the full year total revenue of $49 million was $9.8 million or 25% higher than the $39.2 million reported for 2004. Net income for 2005 was $9.7 million or $0.57 per diluted share compared to $9.4 million or 59% diluted share in 2004 and, again, to beat the same horse, 2004 is without any income tax expense.

FastFind's December revenue was $166,000. Because of contractual obligations to other aggregators, FastFind ads were not running on Bankrate in December. FastFind ads started running on Bankrate.com on January 1st, and I can tell you we're pleased with the initial results. FastFind's operations in December generated a loss of $249,000 which includes $36,000 in expense for the amortization of intangibles.

In January FastFind was profitable, so we believe December will be the only unprofitable month for FastFind under our ownership. MMIS/Interest.com had December revenue of $1.27 million and had $108,000 in operating income after deducting $86,000 for the amortization of intangibles. These results reflect none of the changes or improvements we plan on making to the business. We do believe these businesses can be improved and made more profitable through improved management and scale.

I'm happy to spend more time in answering any questions on the financials or about Q4 2005 in general. What I would like to do is jump into 2006 so we can give everyone a real feel for why we're excited about the year and how the integration of the acquisitions is going. So let me walk through the four different business areas and give an overview of where we are, and what you can expect from each as we go forward.

First, Bankrate.com. The year has started very well for us already. We continue to see strong demand from our graphic advertising customers and we see the continuing pricing power from having a valuable audience of end market consumers. PPMs are on the rise and sell through was ahead of last January's. The biggest impact of course was the move to cost-per-click pricing on our rate tables. January was a great measure of the value of CPC, but because we've come out of the holiday period and we've returned to more normal traffic and click levels.

Yes, with rising rates, the mortgage traffic and click volume is down slightly, but the deposit traffic in clicks have been very strong. In fact hyperlink revenue in January is the highest month ever for the Company by over 40%. And a fascinating thing to us is that 44% of the CPC revenue in January came from the deposit tables. Interestingly, we raised our CPC pricing for deposits on January 1st and saw no pushback from the hyperlink advertisers who are marketing their rates on our CD and money mark tables. In January traffic was solid as we generated over 39 million page views on Bankrate.com, slightly ahead of last year, and in a market that is less attractive from a mortgage standpoint. January has been a good start on the year and proves that our business model is working.

Next let me talk about Interest.com. You may remember on the two acquisitions that we signed, closed and took over the two companies within a week. Actually there were two big reasons that we decided to move that quickly. First, we saw confidence

that we knew both companies well and really understood their business. Second, we wanted to get our hands on them as quickly as possible so that we could begin integrating them immediately and impact their business early in 2006. Let me give you an overview of what we intend to do and how it's going so far.

First, Interest.com is much smaller but similar to Bankrate. It will remain a separate website with its own distinct editorial and its own look and feel. But while having said that, for Interest.com 2006 will look like a page from the same playbook that we used for Bankrate in 2005. How will we run it? First, our plan was that the two sites were going to be sold by the same sales force. We actually began that selling effort in early December and it's already had a positive impact on Interest.com's sales in the first quarter. We've improved the sell-through rate and squeezed higher CPMs from the graphic advertisers.

Second, on April 1st Interest.com's rate tables will become part of the Bankrate.com network. So their rate tables will go from a flat monthly fee, which is what they're doing currently, to our cost-per-click tables. And just like with Bankrate, it will allow us to better monetize the rate tables on Interest.com and provide a broader platform and more volume for our hyperlink customers.

Gradually we'll improve the look and feel of the Interest.com website and use some of the learning we acquired when we improved the navigation and improved the user experience when we redesigned Bankrate last year. By the way, one of the things I should mention that we really like about Interest.com is that according to Media Metrix comp score 96% of their audience is unduplicated with Bankrate. That extra reach in unduplicated audience is a powerful attraction to advertisers.

Now let's talk about FastFind. At FastFind we intentionally took a step backwards in December before moving forward. You heard earlier that we generated only $166,000 in revenue in December for FastFind even though they had averaged about $500,000 a month for most of 2005. The reason is that we eliminated many of the unprofitable and low quality lead sources that they had been using. So December was an intentional pullback. However, beginning in January one major thing changed.

As of January 1st we were able to have FastFind ads on Bankrate and on Interest.com and generate high-quality leads basically for free. We've already seen their revenue almost triple in January from December's level as a result. And as I mentioned earlier, was profitable in that month as well. So we'll continue to look for ways to optimize their exposure on Bankrate and interest.com.

Going forward, we've established three main priorities for the FastFind business. First, we want to increase their lender network. When we acquired FastFind on December 1st, they had 40 active lenders buying leads. One month later by January 1, after a month of lenders knowing that they'd have the opportunity to buy Bankrate and Interest.com leads from FastFind, they then increased that base to 100 lenders and that base continues to grow during January as well.

Second, we'll work with them to improve the click through rates of their ads and the conversion rates of their application. Constant trial and error and improvement in the process will enhance both of those metrics and increase revenue. We will carve out a certain portion of both Bankrate and Interest.com ad inventory and increase that as FastFind's business gains traction.

And third, we want to ramp the revenue and the revenue we get from every lead. Our goal is to have FastFind fully optimized by July 1. When it is, we will then push FastFind out to other media channels and aggressively to our co-brand partners. We believe that over time FastFind and Bankrate and Interest.com can be a huge business.

The last area of integration that's taking place is in the print operation of both MMIS and Bankrate. When we acquired them, MMIS had contracts with over 300 newspapers and Bankrate was over 150. We think it makes great sense to have one team selling, servicing and producing the guides and listings that we sell and package for the newspapers. We've already consolidated the two teams into one unit. In this case we felt that MMIS was doing it better than we had been doing it at Bankrate.

The two groups, mortgage market information services for MMIS, and consumer mortgage guides for Bankrate, have now become a single unit called Bankrate Print. We've reduced our staff in Palm Beach by six people and it's now being run out of Chicago by the former MMIS team. We've already begun migrating the CMG papers from our Palm Beach office to Chicago and expect to have that consolidated and completed by mid-March.

Now for those of you who will attempt to model our business going forward let me try to be of some help. We'll continue to break out revenue in two buckets, those being online revenue and print revenue just as we've done in the past. In 2006 we expect online revenue to make up 80 to 82% and print 18 to 20% of our total revenue. Breaking it down further, we expect graphic advertising to comprise around 40% of the total, hyperlink revenue 30%, lead revenue 12% and print the remaining 18% this year.

As we look forward beyond 2006 obviously we expect that the online components of the business, particularly the lead revenue, will grow at faster rates than the print business. We believe that we'll be able to run the business initially at 30% operating margins and that we'll be able to increase the margins as we begin to optimize the acquisitions. Just remember how in the past operating margins went from 21% in 2004 to 27% in Q1 of '05 to 30% for the year while we think that 2006 will have the same kind of trajectory with margins improving over the course of the four quarters but starting higher.

The five initiatives we're focused on for 2006 are pretty straightforward and we believe very attainable. One, we'll continue to optimize CPMs in the rate tables on both Bankrate and Interest.com. Two, we'll integrate FastFind opportunistically on both Bankrate and Interest.com. Three, we'll work to place our CPC rate tables and FastFind's lead generating capabilities on as many of our co-brand partners as we can. Four, we want to continue to expand our co-brand and affiliate footprint and we think we'll have some exciting news along that front very quickly. Five, we will sell deposit tables in addition to the mortgage tables into our 450 plus newspaper partners.

We also think there are some very exciting and interesting opportunities for us as we ramp FastFind on the co-marketing front. People who fill out applications with FastFind have already identified themselves as being in market consumers. So we believe there is a greater opportunity to leverage insurance, home furnishings, security systems and other areas and we intend to take advantage of it. So there's plenty to do but nothing really out of our reach.

Let me make a couple more comments about the 2006 financials. First, the amortization of the intangibles from the acquisitions will be expensed at $122,000 per month or $1.46 million for the year. That's less obviously than the $3.2 million figure that we gave on December 1st when we announced the acquisitions. Obviously we were a little too conservative on that originally. Second, in 2006 we'll use a 39.7% tax rate as we continue to write down our NOL. Remember that we are showing taxes as if but not paying cash taxes. We expect that our current [trajected] NOL will expire after the third quarter this year. We also hope that with some additional tax planning we may be able to reduce that rate.

Finally, while we'll continue to be conservative in our guidance until we see the full impact of the integration of the acquisitions, we've already been able to move faster than we originally anticipated. As a result we'll increase guidance modestly, have estimated revenue for 2006 of between $79 and $80 million and pretax income of between $24 and $25 million. Now I know everybody models differently, so I'll let you make your own EPS calculation, but you should expect 18 million shares fully diluted for the year.

And just so you know, the $24 to $25 million income number does include the $1.46 million for amortization of the intangibles from the acquisitions but does not include the non-cash option expense that will begin showing in 2006 as required by the SEC. That non-cash option expense charge will be approximately $8.1 million for the year. I think that covers our remarks. With that, we'll be happy to take your questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Yousef Squali, Jefferies & Co.

Yousef Squali - *Jefferies & Co. - Analyst*

Thank you very much. Good morning, Bruce and Tom. I have a couple questions. First, Tom, you spoke about several opportunities that lay ahead for you that you should be able to take advantage of from the two acquisitions. I was wondering if you could just kind of rank them for us in terms of potential impact on the P&L, if you can go through those four or five. And second, what margin and revenue growth assumptions are baked into your guidance for the new businesses and where do you see it stabilizing over the next couple years?

Tom Evans - *Bankrate, Inc. - President & CEO*

Sure. The priorities for us in terms of what we think the impact on the revenue will be, first of all the faster we're able to get the Bankrate CPC table and the FastFind aggregator opportunity on our co-brand, that's just -- that's incremental traffic, that's incremental revenue and it comes at no cost to us except the rev share that we split generally 50-50 with those partners. So we think that's an immediate opportunity. We've seen CPC react very favorably, as we said, 40% above January or the best month we've ever had before. So CPC is ramping very nicely. But we think the faster – and that's going to have an impact. CPC is going to have a direct impact at Interest.com as well.

Just to give you an example, at Interest.com in January graphic advertising is up about 25% and when they flip to – that's just having the Bankrate people selling it, and when they flip to CPC that's going to have a dramatic effect as well. Graphic advertising at Bankrate is up 30% in January and hyperlink's is up, as we said earlier, more than that. So we think continuing the momentum that Bankrate has developed, pushing our capabilities out across co-brands, and then when we ramp FastFind – FastFind we believe can be a huge business going forward.

The big growth for FastFind, the opportunity on co-brand is not contemplated into the guidance. What we've basically given from a guidance standpoint is what we have in place currently. And it gives us an opportunity that as we get integrated into more co-brands, as FastFind ramps up its lender network so we can truly optimize the leads that it's generating, it gives us an opportunity to walk up the guidance sort of concurrent with those events later in the year.

Yousef Squali - *Jefferies & Co. - Analyst*

Okay. And on just the margin and growth assumptions baked into your guidance?

Tom Evans - *Bankrate, Inc. - President & CEO*

Again, we think that we can – the 30% operating margin is what we think we can do right out of the box. And I think fully optimize -- I think this year – I don't want to get too far out ahead of ourselves and I don't want you to model this, but we think that we can easily get to 35% margins by the end of this year if we do the things that we intend to do. So we think it is going to be a similar story to last year to where most of the expenses that we are going to carry for the acquisition we are carrying through the majority of Q1. They will be out of there, so you'll see an improvement in Q2.

And as FastFind and Interest ramp because of FastFind's lender network and optimization, and Interest.com because of the opportunities with CPC and continued success on the graphics side, we think that the margins will get bigger because there is no incremental cost added to doing any of those things.

Yousef Squali - *Jefferies & Co. - Analyst*

Okay, that's great. Just a quick follow-up. Did I hear you correctly saying that you have increased your CPC January 1, I guess up from where they were when you introduced them on October 1?

Tom Evans - *Bankrate, Inc. - President & CEO*

Yes. Well, the only category we increased the cost per foot price on was the deposit channel, CDs and money market. We went from $2 in CDs to the $3 in money markets -- from $2.50 to $3, and in one (indiscernible) from $3 to $4. So yes, the deposit channel we did increase the cost-per-click rates. And as I mentioned, we saw absolutely no pushback from those clients who were generating leads and paying us on a per-foot basis.

We did not touch -- for the first quarter we did not touch the mortgage CPC rates. But as you know, what we intend to do going forward is to really monitor this pretty closely, and because of the way we aggregate the information, we would be able to tweak those by product and by market.

So we are certainly looking at that, but we've gotten great traction on CPC. We have gotten a great take-up from the advertisers, the hyperlink advertisers. We just want to maintain that momentum and build in some increases over time where we see it possible.

Yousef Squali - *Jefferies & Co. - Analyst*

Very helpful. Thank you.

Operator

Parham Ghorban, Roth Capital Partners.

Parham Ghorban - *Roth Capital Partners - Analyst*

Good morning, guys. I just wanted to touch base on the FastFind business. How much of the revenues were related to aggregators I guess in this quarter, and when do you expect to be able to shift all of the aggregator business to FastFind?

Tom Evans - *Bankrate, Inc. - President & CEO*

Over time, as we've said before, over time it is our intention to only have our aggregator, only have FastFind on the Bankrate Interest.com site. Particularly Bankrate, it will happen faster on Bankrate. We had about 30% of the ad inventory and ad revenue during the course of the year from aggregators. In the fourth quarter, we only had $166,000 in revenue from FastFind.

What we intend to do over time is, as we've said before, call out about at sort of optimization levels about 15% of our graphic ad inventory will go to FastFind and the other 85% will go to our other graphic advertisers, non-aggregators. So it is that 85/15 mix that we think will optimize that. We expect to be there by July 1. We have seen some pretty good traction.

It is really a matter of FastFind having built up enough capacity from their lender networks, that there is enough demand that they're able to optimize all the leads. So they can sell them three or four times. Right now, we do have one aggregator continuing to run on the site as we are sort of using it opportunistically. We are sort of running it as remnant ads, but they are willing to pay very attractive CPMs, and we were very aggressive with pricing. They are willing to pay them. They weren't the only ones standing in line if we allowed the opportunity.

So we think we can make more money by having FastFind and optimizing that by selling leads than we can through an aggregator selling it on a CPM basis.

Parham Ghorban - *Roth Capital Partners - Analyst*

How much of the inventory was through the aggregators in the fourth quarter?

Tom Evans - *Bankrate, Inc. - President & CEO*

We had the 40% contract for the aggregators for the year, and it ran just slightly less than that because we ran a little bit higher than budget. For the year, it was about 31%. I think for the fourth quarter, it was a little higher than that, probably 35% of the revenue.

Parham Ghorban - *Roth Capital Partners - Analyst*

It looked like gross -- obviously, gross margins pulled back a little bit in the fourth quarter. You had a higher mix of print revenues. How do you expect that to model out on the year, especially as you get more of the Interest.com or MMIS business that is about 80% print, I believe?

Tom Evans - *Bankrate, Inc. - President & CEO*

The areas where it will grow or where the Company is going to grow are obviously in the online components, with Bankrate and Interest.com and at FastFind. We will start at about a 70% gross margin and increase a little bit north during the course of the year. I don't know that we'll get to 75 where we have been this past year on Bankrate, but somewhere between low 70s. And we think the net margins will be improving during the course of the year.

Parham Ghorban - *Roth Capital Partners - Analyst*

In terms of '06 guidance, what are you expecting in terms of page views in '06?

Tom Evans - *Bankrate, Inc. - President & CEO*

Page views were actually -- you know how we budget; we budget very conservatively. In order to get that guidance, we are budgeting page views actually down a little bit. So we did 427 million for the year, and I think our page view budget is a little bit over 400. We just like to be conservative. We were actually – I don't want to say surprised but certainly very pleased by the traction and gain that we have had in organic traffic.

It has just been – as you know, media is getting nothing but more expensive, and we've talked about it before; those companies that are relying upon page search and the ability to buy traffic, I think, are going to be in a world of hurt going forward because it is getting more expensive. It is getting tougher to arbitrage, and that is why we love the traffic that we see on Bankrate. It is quite frankly why notwithstanding the fact that the print is not a highly profitable business, we think it will obviously more profitable this year with consolidating the two units and having it run out of Chicago. But it's great exposure and it drives great visibility to be in 450 newspapers, all of which are going to be pulling people toward Bankrate.com and branding us.

It is just great marketing and advertising and promotion that we don't pay a dime for; in fact, they pay us. So we think we may be conservative on page views. We were conservative in January. We actually did more than we had anticipated (technical difficulty) 39 million, but you know how we budget for rainy days and we budget for being pretty conservative. So there is always a nice surprise on the upside.

Parham Ghorban - *Roth Capital Partners - Analyst*

In terms of, you mention operating margins at 30%. Is that the pretax margin that you guided to?

Tom Evans - *Bankrate, Inc. - President & CEO*

Yes.

Parham Ghorban - *Roth Capital Partners - Analyst*

So the pretax income margin of around 30%, and then you said you think you can get to about 35% if all goes well, implying a $28 million PTI number in '06?

Tom Evans - *Bankrate, Inc. - President & CEO*

Yes, correct.

Parham Ghorban - *Roth Capital Partners - Analyst*

Okay. Then you mentioned that about 40% I believe was non mortgage related on the cost-per-click tables. How much of the graphic ads business was non mortgage-related?

Tom Evans - *Bankrate, Inc. - President & CEO*

I don't have it broken out sitting in front of me, but it probably – it is still probably 50%. We are getting a lot of -- it is hard to break it out, only because when BofA runs a brand ad, not for a specific product, or Wells Fargo runs a brand ad or Schwab or somebody like that. It is hard to determine whether those are -- certainly they have a mortgage business, they have a checking business, they have a deposit business. So those corporate ads, but it is probably in the 50% range.

Parham Ghorban - *Roth Capital Partners - Analyst*

When you look at '06, how do you model that out? Does it stay around 50% on the graphic ads side, or does that start to do what the cost-per-click tables are doing and go more deposit?

Tom Evans - *Bankrate, Inc. - President & CEO*

We don't really see a shift in the graphic ads during the course of the year, as I said, because so many of them are kind of general in nature and not product specific, and they move around. Some advertisers will make certain commitments and they will change creative as they see opportunities in the business developing. So if one particular part of the business is stronger, they will switch their creative to focus on that particular kind of business rather than what they had originally booked. We don't focus as much on that as we do just filling up the graphic ad buckets and making sure the sales rate is high.

But one of the things that has happened over the last couple years is Bankrate has become a great place for institutional and traditional brand advertising, sort of away from what was two years ago very sort of mortgage dependent and very aggregator centric. So I think – we talked a lot about the elasticity in the model, and I think that we have now seen proof of it. We're feeling very, very good about the fact that this is a very balanced business model and not sort of mortgage or aggregator dependent, and we've proven that over the last couple years.

Parham Ghorban - *Roth Capital Partners - Analyst*

Okay, thank you.

Operator

Mark May, Needham & Co.

Mark May - *Needham & Co. - Analyst*

Good morning, Tom. I had a couple of questions. The first one, wanted to make sure I heard you right. You talked about graphical ad revenues in January at the Bankrate site up 30%; I guess that is year-over-year. I think my number for Q1 of '05 graphic revenues was 5.3, 5.4 million, something like that. The question is, do you expect that that part of the business will continue to grow at about 30% in February and March? If so, I think that gets you to around a $7 million number in Q1. Are my numbers right there? I would like to ask one follow-up if I could.

Tom Evans - *Bankrate, Inc. - President & CEO*

You know, that is I think the right number for Q1 '05. I was just sort of giving a little color on what January looked like. It really is sort of day by day, month by month, week by week, and we are excited about the traction we have seen. I would have to do a little more modeling to see exactly what the first-quarter looked like. But graphic advertising is going to be up, hyperlink advertising is going to be up. So we are optimistic. The exact percentage I don't think I would care to comment on, but it will be up for sure.

Mark May - *Needham & Co. - Analyst*

I wanted to ask a question about the move into lead aggregation and try to reconcile some of the numbers that you gave about FastFind. I think you said they did 166 in December; you sort of tripled that in January, which I think adds another incremental $300,000 a month. So let's just say that the incremental addition to their revenue base, because of being part of the Bankrate family, is let's call it 1 million a quarter.

If I remember what you said earlier, the lead aggregators last year generated around 30, 35% of your graphic ad revenue. So that was roughly around 2 million a quarter or 8 or 9 million for the year. I am trying to figure out what -- this year with the FastFind acquisition and making them your sort of premier lead aggregator, will you be increasing your revenues related to lead? It seems like that because now you're – the other question -- I'm sorry I'm rambling a little bit. It looks like it's kind of a wash.

I know you're only using 15% of your inventory for FastFind this year versus 30% for the two lead aggregators last year. I'm trying to figure out why that is, why are you not devoting more of your inventory to your new lead aggregator product and is that the way to think of it this year, it's sort of a wash, you're replacing that lost revenue and then, if that's the case, how do you start to recognize those other pieces of the pizza pie that you used to talk about?

Tom Evans - *Bankrate, Inc. - President & CEO*

Sure. Directionally the way it's going to go is think about in 2005, 50% of our advertising -- of our graphic ad revenue came from brand, 40% from aggregators. We reduced that to 85-15 and the 15 will be devoted, particularly in the second half, devoted to FastFind. First of all, we can't push FastFind too aggressively to all of those spots now because they just don't have the lender

capacity built up, they don't have the backlog of demand built up yet that would be able to optimize all the leads that we could send them. So we'll walk into that total.

The second thing as we believe that we can through better sell through, through higher CPMs, we believe that the 85% of the revenue that we generate from graphic advertisers this year or from the inventory for graphic advertisers will be larger, will be more revenue than the 60% from graphic and the 40% from aggregators last year. So 85% of the inventory this year will exceed in revenue 100% of the revenue from the graphic advertisers last year.

Then we add on top of that FastFind. And FastFind is important to us for a couple of reasons. First of all, we think we can optimize FastFind and the money that we get by running a FastFind ad we believe is going to be greater than the revenue we get by selling it through a CPM advertiser. The second thing is we own the customer. We've taken applications from somebody who has raised their hand and said I'm an in market consumer looking for a mortgage and here's my application. We haven't even talked about the fact that we intend to take those and, on a permission granted basis, also that becomes a lead for an insurance company.

If somebody's in the market to buy a house or if somebody's in the market to buy a car they obviously need insurance. We also think that that becomes a lead, somebody that's very attractive to promote to Bed Bath & Beyond, to ADT, to a security company to a Home Depot. So one of the things we want to make sure is by optimizing this there is no waste on the matches that we have for them in a lender network and then we can repurpose those and have secondary and tertiary revenue opportunities for those leads going forward.

And as we take FastFind and push it onto our co-brand, so all of a sudden we've got it on the 75 or as many of the co-brands as we can, again, that's free traffic, that's free lead revenue that's coming into us. It's just another opportunity for us to monetize a capability that we do very well and monetize it in a pretty aggressive way with some pretty high margins. Because if you look at the aggregator business, their highest cost is paying for media. Well, in Bankrate they're not paying for media, on Interest.com FastFind is not paying for media, and on our co-brands other than the rev share they're not paying for media.

So all of a sudden it becomes -- we think it could become a very large business and we think it becomes a very high margin business. So this will be the transition year, but this won't be a step back because we see things working in other places as well.

Mark May - *Needham & Co. - Analyst*

I think that's very helpful. I may have missed it, what was your unique user number in the quarter? And then I guess just philosophically, you've certainly benefited for the last few quarters from taking price increases in various parts of your business and the volumes, if you will, have been relatively flat. And I'm wondering -- I know and I agree with you, the benefit of having a lot of direct traffic – I guess the question is what are your major initiatives this year to try to increase volumes, i.e. users and page view?

Tom Evans - *Bankrate, Inc. - President & CEO*

Unique users were between $4 and $4.5 million in each of the months going forward and that's from Media Metrix. I'll tell you the confusing thing about Media Metrix and I'll just give an example. In January Media Metrix indicated that Bankrate had right around four million unique visitors. Our own source, Armature, which is how we measure everything on our site, said it was 5 million. So we always use the Media Metrix numbers because that's the public number that everybody talks about, but we think the reality is that the audience has been growing and the audience is larger than its projected.

One of the things we're going to do is we're doing more aggressive promotion. We have a gentleman that is at Bankrate, Greg McBride, I think he made 190 television appearances/year. I think he made something like 450 interviews. We're now in 450 newspapers and, again, it's going to be the Palm Beach mortgage guide from Bankrate, the Denver Post mortgage guide from

Bankrate. So we're doing as many things as we can to drive traffic. And in the areas where we are spending for the 9% of our traffic on paid search, I think we can do a better job of that and just get more focused on ROI and hopefully we can turn up the dial there a little bit as well.

Mark May - *Needham & Co. - Analyst*

Thank you.

Operator

Colin Gillis, Canaccord Adams.

Colin Gillis - *Canaccord Adams - Analyst*

So FastFind right now, that's currently only showing on the Bankrate side as banner ads, if I'm correct on that. And when might we set -- appear a little bit more integrated into the site in terms of buttons and banners and badges, things like that?

Tom Evans - *Bankrate, Inc. - President & CEO*

It is on the Bankrate site, it's on the Interest.com site and over time you'll start to see some text links. You'll start to see some editorial links appearing for FastFind. As I said, it's important that they have enough capacity built up in their lender network and we think that that will take until about midyear. What I mean by that is when a lead comes in you have a lender that says, hey, I'm looking for mortgage purchase clients in these 26 states of over $100,000. And you may only have two that match up – two lenders that match up to that.

So be larger the lender network, the larger the lender capacity, the more you can optimize that. So instead of selling that lead for $40, if you're selling at two times 20 you're selling it for $60 or $65 or $70 if you can sell it three or more times. So we want to build up the capacity and we don't want to generate too many leads that we can't fulfill before they've developed that back end, that lender network and that capacity. So we will increase the presence on Bankrate and on Interest.com of FastFind and on our co-brands as their back-end capacity – their lender network can support it.

Colin Gillis - *Canaccord Adams - Analyst*

What do you think that lender network is, something that is in the 200 plus range?

Tom Evans - *Bankrate, Inc. - President & CEO*

Yes. I'm admonished by John McCarthy, the CEO of FastFind, when I say 250 because it really is about lead capacity and not lenders. But yes, it's generally in the 225 to 250 range we think. So we're halfway there at this point or more than halfway there, but the exciting thing is they said they had 40 active lenders on December 1 when they announced they were acquired by Bankrate. In the next 30 days they picked up 60. So it took them 23 months after – they started their business in '04 -- it took them 23 months to get to 40 and it took them the 24th month to get to 100. So we're pretty optimistic about the impact that we think Bankrate is going to have on that business.

Colin Gillis - *Canaccord Adams - Analyst*

Okay, great. And then can you just give us some color about the response from brand advertisers to the inventory that's available on Interest.com? And just give us sense of what percentage of interest inventory we should see sold to aggregators in '06?

Tom Evans - *Bankrate, Inc. - President & CEO*

Right now – and to the majority of the advertisers on Interest.com were -- when we acquired it were aggregators. And again, we took a page out of the Bankrate playbook by -- I think on December 5th, our team started selling Interest.com and sort of squeezing those advertisers for higher CPMs and we've already had a pretty dramatic lift of CPMs on the Interest.com site and in the sell through. So I think over time we certainly want to migrate that. The way we're selling it is as if it's an extension of Bankrate and they're just buying more inventory.

The other great thing that way really liked about it when we looked at Interest.com was the unduplicated nature of the audience; the fact that they're not just buying the same people. As we said earlier, 96% of those people are new to or are duplicated from Bankrate. So it's an incremental audience and we think we're going to be able to shift some of that brand advertising over to there as well.

Colin Gillis - *Canaccord Adams - Analyst*

So if you were able to end '06 with like a 50-50 split you'd consider that a strong victory?

Tom Evans - *Bankrate, Inc. - President & CEO*

I think that that would not surprise me and I don't think that's unattainable.

Colin Gillis - *Canaccord Adams - Analyst*

And then just on the CPC side, can you quantify the number of clicks there were in the quarter?

Tom Evans - *Bankrate, Inc. - President & CEO*

We don't give out the number of clicks, we just talk about the dollar volume. But it's gone -- as you can imagine, it's gone exceptionally well. We were delighted with the shift. We think that it's a very powerful opportunity for us going forward. Remember, the fourth quarter is always our lightest quarter in terms of clicks. So the biggest surprise to us has been the rocket ship that is the growth in the deposit clicks.

Again, that was something that we never would have been able to monetize. Had we still been on a flat fee in Q4 we would never have been able to monetize that deposit shift in traffic. CPC came along at the right time. We're all sort of kicking ourselves for not getting there earlier, but we're really pleased with the way it's going.

Colin Gillis - *Canaccord Adams - Analyst*

So can you just give us what the range is, the pricing range for clicks?

Tom Evans - *Bankrate, Inc. - President & CEO*

It is as high as on mortgages, it's $5.25 for California; for that next tier of states which is sort of the Florida, Texas, Illinois, New York, New Jersey, Connecticut, Massachusetts it's $4.50; for the next tear it's $3.50; and for the bottom tier, no offense to Arkansas, North Dakota, South Dakota, Alaska it's $1.75. On the CDs and money markets it's $3 and $4.

Colin Gillis - *Canaccord Adams - Analyst*

Okay, beautiful. Congratulations on a good quarter.

Tom Evans - *Bankrate, Inc. - President & CEO*

Thank you very much, appreciate it.

Operator

Gary [Shanaro], JPMorgan.

Gary Shanaro - *JPMorgan - Analyst*

Hi, Tom. Just wanted to try and understand FastFind and Interest.com historically. It looked like FastFind had a big fourth quarter '04, and it sounds like you walked away from a lot of that business. Can you just help me understand that?

Tom Evans - *Bankrate, Inc. - President & CEO*

They were trying to ramp their business and they were trying to prove to lenders that they could build capacity and lenders -- they were enticing lenders to have demand on FastFind. And they were outspending money on advertising, they were spending money on affiliate deals, they were spending money on co-reg deals. And when we sat down with the FastFind folks, who really are very good and really know this business, the biggest problem in the aggregator world right now is access to good media. You just can't go to Yahoo! and buy the homepage anymore. You can't go and buy the finance page. The good sources are bid up dramatically and are more difficult to access.

So they were buying – they were spending a lot of money on what I'd call sort of sub prime real estate or sub prime inventory and they were losing money doing it. Now they were trying to build up the capacity, but when we looked at it and talk to Sean and Eric and the crew, they really thought that there was a double edged sword. Number one, they were having a tough time building the capacity; and number two, the leads they were getting because of the sources they were using were low quality. So it was having an impact on pricing, it was having an impact on the orders that they were getting from lenders.

All of a sudden they walk in and say, hey, we're here, we've got Bankrate in our pocket. We've got Bankrate and Interest.com. Bankrate is known throughout the industry as having high conversion rates and high, high-quality consumers. So all of a sudden what we wanted to do is pull it down, stop spending in those areas, stop losing money. The volume will be lower but we want to build this from the ground up, we want to build it on high-quality leads and we're walking this up month-by-month selling now and sending those lenders high-quality leads with increasing volume that is going to be costing them or over time and we think that's the way to walk up the business. Does that help?

Operator

[Chad] Turner, [Trazlite] & Co.

Chad Turner - *Trazlite & Co. - Analyst*

I just wondered if you could give a little bit more detail on the – you said you're carrying the expenses from the two acquisitions and maybe some other onetime expenses in the quarter. Can you give me a sense of the delta between what you're carrying in Q4 versus what you think it will be – run rate going forward? I guess it went from 5.3 OpEx in Q3 to call it $6 million in Q4.

Tom Evans - *Bankrate, Inc. - President & CEO*

Sure, sure will. When we acquired the companies Bankrate had 129 employees, Interest.com had 43 and FastFind had 26 -- 198 people. By the end of this quarter we'll have 175. So we've been carrying extra people and there's some consolidation that's already going on. Most of the consolidation is occurring in this quarter and, as I said, we expect to run at about 175 and we'll be there by the end of this quarter.

Chad Turner - *Trazlite & Co. - Analyst*

Okay, so Q2 will be a "clean expense quarter" I guess in that regard?

Tom Evans - *Bankrate, Inc. - President & CEO*

Yes, we've had some severance expense in Q4 and in Q1 that we're just expensing, we're not writing that off as a charge. You'll just see that on the expense line. And we're 98% of the way there here on February 14th. So that's primarily the reason why the expenses were higher.

Chad Turner - *Trazlite & Co. - Analyst*

Okay. And then my other question was just on the page views. You had said earlier on the call you were conservatively modeling somewhere around the slightly above 400 range which would be down from '05 which I have in the 425 range.

Tom Evans - *Bankrate, Inc. - President & CEO*

Right.

Chad Turner - *Trazlite & Co. - Analyst*

Does that include Interest.com or does that not include Interest.com and you really think it's going to -- I don't know what the page views were of Interest.com.

Tom Evans - *Bankrate, Inc. - President & CEO*

That was just Bankrate.

Chad Turner - *Trazlite & Co. - Analyst*

That was just Bankrate, okay.

Tom Evans - *Bankrate, Inc. - President & CEO*

But I thought the question was about (multiple speakers).

Chad Turner - *Trazlite & Co. - Analyst*

It may have been, I may have misheard.

Tom Evans - *Bankrate, Inc. - President & CEO*

I was just talking Bankrate.

Chad Turner - *Trazlite & Co. - Analyst*

Okay, thank you very much.

Operator

Ladies and gentlemen, this concludes the question-and-answer portion of today's conference. I will turn it back to management for any closing remarks.

Tom Evans - *Bankrate, Inc. - President & CEO*

Thanks, operator. And everyone, thanks for joining us today. We're pleased with the progress we made in 2005, and very excited about the two acquisitions we made and the momentum we think we're carrying into 2006. We're well on our way to having our acquisitions fully integrated. We have a great team in place that I believe has proven that it can execute and we'll be focused on doing the same in 2006 as we progress through the year. And we believe that if we do we can build an even bigger and more profitable interest. So with that, thanks again for your time and your interest and we'll report back next quarter.

Operator

Thank you for your participation in today's conference. This does conclude the presentation and you may now disconnect. Have a great day.
